UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2025

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Alberta	001-31540	71-1630889
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

6001 54 Ave.

Tabor, Alberta T1G 1X4

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (403) 223-2995

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	FSI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

The Company announced that, on January 7, 2025, it contracted with a U.S. based company to manufacture food grade products for the U.S. based company on a non-exclusive basis. The contract has a term of five years and will automatically renew for up to five additional successive five year terms unless the Company or the U.S. based company provides written notice of a non-renewal at least 180 days prior to the end of the then-current term. The Company estimates that the contract can possibly generate revenue per year between $15 million and $30 million or more. Revenue is expected to begin in approximately six months after allowing for the Company to expand its clean room space and install equipment necessary to manufacture the product for the U.S. based company.

Item 9.01	Financial Statements and Exhibits,

Exhibit No.	Description

10.3	Manufacturing Services and Supply Agreement.(1)
104	Cover page interactive data file (embedded within the Inline XBRL document)

(1)	Portions of this Exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K since the omitted portions are not material and would likely cause competitive harm to the Company if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2025

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

By:	/s/ Daniel B. O’Brien
Daniel B. O’Brien, President and Chief Executive Officer

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